UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2013

LIBERTY ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54596

(Commission File Number)

205024859

(IRS Employer Identification No.)

Two Allen Center, Suite 1600, 1200 Smith Street, Houston, Texas, 77002

(Address of principal executive offices and Zip Code)

(713) 353-4700

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective February 25, 2013, our company appointed Richard Clark Webb as a member to the Company’s Board of Directors.

Richard Clark Webb

Mr. Webb is a Managing Director, and founding partner of AWDB Capital, LLC, Investment Bankers, with an extensive background in the Houston, Texas investment and banking communities. He founded AWDB Capital, LLC, in January, 2005. Prior to the creation of AWDB Capital, he was the Vice-Chairman of Sanders Morris Harris (SMH) in Houston, Texas. SMH was the result of a merger between Harris Webb & Garrison and Sanders Morris Munday in 1999.

Mr. Webb holds licenses with FINRA including being a Registered Securities & Options Principal and Investment Banker. He received a BBA in Finance from the University of Texas and has completed the Wharton Institute of Investment Banking in Philadelphia, Pennsylvania. Mr. Webb currently holds directorships with Bellville General Hospital Foundation and the Houston Museum of Natural Science.

There have been no other transactions since the beginning of its last fiscal year or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Richard C. Webb had or will have a direct or indirect material interest which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

Our board of director now consists of Ian Spowart, Dennis Irwin, James W. Anderson and Richard C. Webb.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY ENERGY CORP.

/s/ Ian A. Spowart
Ian A. Spowart
President and Director

Dated:  February 28, 2013